Exhibit 23.3

CONSENT OF QUALIFIED PERSON

In connection with the Annual Report on Form 10-K for the year ended December 31, 2023 and any amendments or supplements and/or exhibits thereto (collectively, the Form 10-K), the undersigned hereby consents to:

● the filing and use of the Technical Report Summary for the Velardeña project as an exhibit to the Form 10-K;

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the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Form 10-K and the Technical Report Summary; and

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the use of information derived, summarized, quoted, or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K.

We also consent to the incorporation by reference of the above items in the registration statements of Golden Minerals Company on Form S-3, as amended (File Nos. 333-167026, 333-172363, 333-179993, 333-189693, 333-200555, 333-213268, 333-220457, 333-235376, 333-249210, and 333-249218), on Form S-8 (File Nos. 333-159096, 333-165933, 333-170891, 333-176915, 333-190542, 333-200557, 333-211348, 333-231264, 333-235375, 333-249213 and 333-273082) and on Form S-1 (File No. 333-225483, 333-274011 and 333-274403).

Dated March 19, 2024

Tetra Tech

/s/ Dante Ramirez Rodriguez, Ph.D.
Name of Qualified Person